Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of On Deck Capital, Inc. for the registration of common stock, preferred stock, depositary shares, warrants, debt securities, subscription rights, and units, and to the incorporation by reference therein of our report March 2, 2017, with respect to the consolidated financial statements of On Deck Capital, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

New York, NY
March 17, 2017